Financial Statements and Report of
                   Independent Certified Public Accountants

                              IMAGE NETWORK, INC.

                         July 31, 1999, 1998 and 1997

                                    CONTENTS


                                                                          Page
                                                                          ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          3

FINANCIAL STATEMENTS

     BALANCE SHEETS                                                         4

     STATEMENTS OF OPERATIONS                                               5

     STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)                            6

     STATEMENTS OF CASH FLOWS                                               7

     NOTES TO FINANCIAL STATEMENTS                                          9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Image Network, Inc.

We have audited the accompanying balance sheets of Image Network, Inc. (a California corporation) as of July 31, 1999 and 1998, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Network, Inc. as of July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has sustained losses from operations in recent years, its total liabilities exceed its total assets and it has a net working capital deficiency that raises doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ GRANT THORNTON LLP
------------------------------------


Los Angeles, California
November 6, 1999, (except for Note L, as to which the date is November 23, 1999)

                                       Image Network, Inc.
                                          BALANCE SHEETS
                                             July 31,

                                                                             1999          1998
                                                                           ---------    ---------
                                ASSETS
CURRENT ASSETS
     Cash                                                                  $     180    $     180
     Accounts receivable, less allowance for doubtful accounts of
        $5,000 in 1999 and $40,000 in 1998                                   394,078      530,033
     Inventory                                                                34,026       33,257
     Prepaid income taxes                                                     13,152       16,400
     Prepaid expenses and other                                               32,250       37,245
                                                                           ---------    ---------
               Total current assets                                          473,686      617,115

FURNITURE AND EQUIPMENT, net                                                  68,570      319,159

DEPOSITS AND OTHER ASSETS                                                      8,111       16,172
                                                                           ---------    ---------
                                                                           $ 550,367    $ 952,446
                                                                           =========    =========

LIABILITIES AND DEFICIT IN STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Line of credit                                                        $ 265,000    $ 300,000
     Accounts payable (including bank overdraft of
        $7,849 in 1999 and $49,256 in 1998)                                  419,429      352,623
     Accrued expenses                                                        103,362       77,667
     Customer deposits                                                        42,633      103,271
     Current maturities of long-term debt                                     38,000       38,936
     Current maturities of capital lease obligations                           9,848       20,440
     Due to stockholder                                                       73,306       47,357
                                                                           ---------    ---------
               Total current liabilities                                     951,578      940,294

LONG-TERM DEBT, less current maturities                                       15,464       53,463

CAPITAL LEASE OBLIGATIONS, less current maturities                             8,532       55,992

COMMITMENTS                                                                       --           --

DEFICIT IN STOCKHOLDER'S EQUITY
     Common stock,  no par value - 100,000 shares authorized;
        100 shares issued and outstanding                                      3,000        3,000
     Accumulated deficit                                                    (428,207)    (100,303)
                                                                           ---------    ---------
                                                                            (425,207)     (97,303)
                                                                           ---------    ---------
                                                                           $ 550,367    $ 952,446
                                                                           =========    =========

         The accompanying notes are an integral part of these statements

                                         Image Network, Inc.
                                      STATEMENTS OF OPERATIONS
                                        Years ended July 31,

                                                             1999           1998           1997
                                                          -----------    -----------    -----------
Revenues
     Promotional product sales                            $ 2,022,444    $ 3,231,646    $ 2,914,931
     Professional services                                    331,159        778,649        660,095
                                                          -----------    -----------    -----------
        Total revenues                                      2,353,603      4,010,295      3,575,026

Costs and expenses
     Cost of products sold                                  1,442,501      2,412,663      2,143,476
     Project personnel and expenses                           125,569        377,953        226,098
     Selling, general and administrative expenses             972,923      1,396,845      1,149,294
                                                          -----------    -----------    -----------
        Total costs and expenses                            2,540,993      4,187,461      3,518,868
                                                          -----------    -----------    -----------

        Operating (loss) income                              (187,390)      (177,166)        56,158

Other income (expense)
     Interest expense                                         (48,686)       (46,155)       (43,854)
     (Loss) gain on disposal of furniture and equipment       (89,980)         2,959          5,355
     Other income (expense)                                    (1,048)         2,822         16,311
                                                          -----------    -----------    -----------
                                                             (139,714)       (40,374)       (22,188)
                                                          -----------    -----------    -----------

                  (Loss) income before provision
                      (benefit) for income taxes             (327,104)      (217,540)        33,970

Provision (benefit) for income taxes                              800         (6,285)         9,401
                                                          -----------    -----------    -----------

                  NET (LOSS) INCOME                       $  (327,904)   $  (211,255)   $    24,569
                                                          ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                                     Image Network, Inc.

                         STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                           Years ended July 31, 1997, 1998 and 1999


                                                   Common Stock       Retained
                                              ---------------------   earnings
                                               Number               (accumulated
                                              of Shares     Amount     deficit)      Total
                                              ---------   --------- ------------   ---------
Balance at August 1, 1996                           100   $   3,000   $  86,383    $  89,383

Net income for the year ended July 31, 1997          --          --      24,569       24,569
                                              ---------   ---------   ---------    ---------
Balance at July 31, 1997                            100       3,000     110,952      113,952

Net loss for the year ended July 31, 1998            --          --    (211,255)    (211,255)
                                              ---------   ---------   ---------    ---------
Balance at July 31, 1998                            100       3,000    (100,303)     (97,303)

Net loss for the year ended July 31, 1999            --          --    (327,904)    (327,904)
                                              ---------   ---------   ---------    ---------
Balance at July 31, 1999                            100   $   3,000   $(428,207)   $(425,207)
                                              =========   =========   =========    =========

         The accompanying notes are an integral part of this statement.

                                              Image Network, Inc.
                                           STATEMENTS OF CASH FLOWS
                                             Years ended July 31,

                                                                            1999         1998          1997
                                                                          ---------    ---------    ---------
Cash flows from operating activities:
     Net (loss) income                                                    $(327,904)   $(211,255)   $  24,569
     Adjustments to reconcile net (loss) income to net cash
        provided by (used in) operating activities
            Depreciation and amortization                                    69,004      100,513       63,504
            Loss (gain) on disposal of furniture and equipment               89,980       (2,959)      (5,355)
            Bad debt expense                                                 35,000       33,000        7,000
            Deferred income tax expense (benefit)                                --        2,915       (5,088)
            Change in assets and liabilities:
               Decrease (increase) in accounts receivable                   100,955      (38,831)     (23,311)
               (Increase) decrease in inventory                                (769)     140,629      (87,423)
               Decrease (increase) in prepaid income taxes                    3,249       (4,103)     (14,811)
               Decrease (increase) in prepaid expenses and other              9,444      (13,677)      38,698
               Decrease in deposits and other assets                          3,611       27,362       12,115
               Increase in accounts payable                                  66,807       13,679      109,876
               Increase (decrease) in accrued expenses                       25,695      (16,282)     (88,972)
               (Decrease) increase in customer deposits                     (60,638)     (59,307)      42,392
                                                                          ---------    ---------    ---------

                   Net cash provided by (used in) operating activities       14,434      (28,316)      73,194
                                                                          ---------    ---------    ---------

Cash flows from investing activities:
     Proceeds from sale of furniture and equipment                           50,000           --       38,948
      Acquisition of furniture and equipment                                 (1,813)     (22,221)    (315,751)
                                                                          ---------    ---------    ---------

                   Net cash provided by (used in)  financing activities      48,187      (22,221)    (276,803)
                                                                          ---------    ---------    ---------

        The accompanying notes are an integral part of these statements.

                                                Image Network, Inc.
                                        STATEMENTS OF CASH FLOWS - CONTINUED
                                                Years ended July 31,


                                                                            1999           1998            1997
                                                                         -----------    -----------    -----------
Cash flows from financing activities:
     Proceeds from line of credit                                        $   120,000    $ 1,547,000    $ 1,110,000
     Repayments of borrowings under line of credit                          (155,000)    (1,494,000)    (1,011,000)
     Principal payments of capital lease obligations                         (14,633)       (17,422)       (15,391)
     Advances from stockholder                                               133,000         70,000             --
     Repayments of advances from  stockholder                               (107,051)       (22,643)            --
     Proceeds from long-term debt                                                 --             --        163,000
     Principal payments of long-term debt                                    (38,937)       (39,016)       (50,676)
                                                                         -----------    -----------    -----------

                   Net cash (used in) provided by financing activities       (62,621)        43,919        195,933
                                                                         -----------    -----------    -----------

                   Net change in cash and cash equivalents                        --         (6,618)        (7,676)

Cash and cash equivalents at beginning of period                                 180          6,798         14,474
                                                                         -----------    -----------    -----------

Cash and cash equivalents at the end of period                           $       180    $       180    $     6,798
                                                                         ===========    ===========    ===========

Supplemental disclosure of cash flow information:
     Interest paid                                                       $    48,839    $    47,981    $    42,844
                                                                         ===========    ===========    ===========

     Income taxes paid                                                   $       800    $       800    $    17,800
                                                                         ===========    ===========    ===========

Noncash investing and financing activities:
     Assets acquired under capital leases                                $        --    $    29,395    $    66,934
                                                                         ===========    ===========    ===========

     Principal amount of capital lease debt assumed by buyer
        in connection with disposal of assets under capital leases       $    43,418    $        --    $        --
                                                                         ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE A - DESCRIPTION OF BUSINESS

    Image Network, Inc. (the "Company") is a promotion marketing agency specializing in integrated channel and consumer promotion campaigns. The Company provides promotional solutions to technology companies utilizing custom logo merchandise. The Company's focus is to facilitate its clients' marketing, sales and human resource departments with a full service approach for programs such as: web company stores, incentive programs/contests, direct response promotions and custom logo merchandise.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases, which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting and income tax purposes. The estimated lives used in determining depreciation are generally three to seven years.

    RECOGNITION OF REVENUE

    Promotional products revenue is recognized when products are shipped. Professional services revenue is recognized for time and materials-based arrangements as services are performed and fixed fee arrangements on the percentage-of-completion method. Under the percentage-of-completion method, revenues and gross profit are recognized as the work is performed, based on the ratio of costs incurred to total estimated costs, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Customer deposits represent the amount of customer payments received in advance of services being performed or promotional products being shipped.

    PROJECT PERSONNEL AND EXPENSES

    Project personnel and expenses consist primarily of salaries and employees benefits for personnel dedicated to client projects and non-reimbursed direct expenses incurred to complete client projects.

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORY

    Inventory, consisting of promotional products, is stated at the lower of cost or market. Cost is determined by the first-in, first out (FIFO) method.

    INCOME TAXES

    Income taxes are accounted for using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, short-term trade receivables and payables, short-term bank borrowings and amounts due to stockholder. The carrying values of cash and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying values of the short-term bank borrowings and amounts due to stockholder approximate their estimated fair values.

    USING ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- Continued

    SEGMENT REPORTING

    The Company is centrally managed and operate in one business segment; promotional marketing.


NOTE C - GOING CONCERN MATTERS

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred losses of $327,904 and $211,255 during the years ended July 31, 1999 and 1998. The Company's total liabilities exceed its total assets at July 31, 1999. In addition, the Company has a net working capital deficiency of $478,072 at July 31, 1999. The Company is also in violation of certain financial covenants under its line of credit arrangement and has not received a waiver of such violations. These factors, among others, indicate that the Company may be unable to continue as a going concern.

    The Company is continuing to seek additional financing from its stockholder and is exploring alternatives that include strategic investors. See Note L for subsequent events.

    In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE D - FURNITURE AND EQUIPMENT

    Furniture and equipment is comprised of the following at July 31:

                                                         1999          1998
                                                      ------------ ------------

      Vehicles                                        $     33,474 $     33,474
      Furniture and office equipment                        16,575      124,335
      Computer equipment                                    71,957      140,270
      Leasehold improvements                                33,230      214,758
                                                      ------------ ------------
                                                           155,236      512,837

      Less - accumulated depreciation and amortization     (86,666)    (193,678)
                                                      ------------ ------------

                                                      $     68,570 $    319,159
                                                      ============ ============

    Included in computer equipment in 1999 and 1998 is $29,395 and $96,330 of assets acquired under capital leases. Accumulated amortization of assets under capital leases totaled $25,752 and $11,504 at July 31, 1999 and 1998, respectively.

    In 1999, the Company entered into an agreement to terminate its existing facility lease and relocate its office facility. In connection with the relocation, the Company received a lump sum payment of $50,000 from the building owner and disposed of furniture and equipment (primarily leasehold improvements) resulting in a loss on disposal of $89,980 in 1999.


NOTE E - LINE OF CREDIT

    The Company has a revolving line of credit with a bank, subject to a credit limit of the lower of 75% of eligible accounts receivable or $400,000. The line of credit is collateralized by substantially all of the assets of the Company and is guaranteed by the stockholder. Borrowings under the line of credit bear interest at 2% above the bank's reference rate (effective rate of 11% at July 31, 1999).

    The line of credit agreement contains various financial and operating covenants which, among other requirements, imposes limitations on the Company's ability to incur additional indebtedness, sell assets except in the ordinary course of business, make certain investments, enter into leases and pay dividends. The Company is also required to comply with covenants related to minimum net worth and other financial ratios. At July 31, 1999, the Company was not in compliance with certain financial covenants.

                               Image Network, Inc.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                          July 31, 1999, 1998 and 1997


NOTE F - LONG-TERM DEBT

    Long-term debt consists of the following as of July 31:

                                                                                        1999           1998
                                                                                     ----------     ----------
          Notes payable to bank,  payable in monthly  principal  installments of
          $2,875  plus  interest,  bearing  interest  at 2.5%  above the  bank's reference rate (effective rate of 11.5% at July 31, 1999). The note is collateralized  by substantially  all of the assets of the Company and
          is guaranteed by the stockholder.                                          $   40,250     $   74,750

          Notes  payable  to bank,  payable in monthly  principal  and  interest payments of $498, bearing interest at 7.25%, collateralized by a
          Company vehicle.                                                               13,214         17,649
                                                                                     ----------     ----------
                                                                                         53,464         92,399
          Less - current maturities                                                     (38,000)       (38,936)
                                                                                     ----------     ----------

          Long-term portion                                                          $   15,464     $   53,463
                                                                                     ==========     ==========

    Aggregate maturities of long term debt as of July 31, 1999 is as follows:

             Year Ending July 31,
             --------------------

                      2000                                                           $   38,000
                      2001                                                                9,750
                      2002                                                                5,714
                                                                                     ----------

                      Total                                                          $   53,464
                                                                                     ==========

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE G - CAPITAL LEASE OBLIGATIONS

    The Company leases certain computer equipment under various agreements which are classified as capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 31, 1999:

             Year Ended July 31,
             -------------------

                      2000                                        $     12,177
                      2001                                               9,133
                                                                  ------------

             Total minimum lease payments                               21,310
             Less - amount representing interest                        (2,930)
                                                                  ------------

             Present value of net minimum lease payments                18,380
             Less - current portion                                     (9,848)
                                                                  ------------

             Long-term capital lease obligations                  $      8,532
                                                                  ============

    In connection with a relocation of the Company's offices in 1999, the Company agreed to transfer its rights under a capital lease agreement to an unrelated party. The unrelated party assumed the remaining obligation under the capital lease agreement resulting in a reduction of the capital lease obligation of $43,418 in 1999. Furniture and equipment was reduced for the net carrying value of the assets under capital lease. The resulting loss was not significant.


NOTE H - DUE TO STOCKHOLDER

    In 1999 and 1998, the stockholder made advances to the Company for working capital and cash flow purposes. These advances bear interest at 12.82% and are payable upon demand. Interest paid to the stockholder totaled $6,429 and $2,905 for the years ended July 31, 1999 and 1998, respectively.

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997

NOTE I - INCOME TAXES

    Income tax expense (benefit) consists of the following:

                                                                   1999           1998             1997
                                                                -----------    -----------     ----------
             Current
                      Federal                                   $        --    $   (10,000)    $    9,398
                      State                                             800            800          5,091
                                                                -----------    -----------     ----------

                                                                        800         (9,200)        14,489
                                                                -----------    -----------     ----------
             Deferred
                      Federal                                            --          1,893         (3,569)
                      State                                              --          1,022         (1,519)
                                                                -----------    -----------     ----------
                                                                         --          2,915         (5,088)
                                                                -----------    -----------     ----------

                                                 Total          $       800    $    (6,285)    $    9,401
                                                                ===========    ===========     ==========

    A reconciliation from the U.S. federal statutory income tax rates applicable to the Company's level of income to the effective income tax rate is as follows:

                                                                   1999           1998             1997
                                                                -----------    -----------     ----------
             U.S. federal statutory rate                              (34.0)%        (34.0)%         15.0%
             State income taxes, net of federal tax benefit            (6.0)          (6.0)           7.5
             Change in valuation allowance                             39.9           35.7             --
             Meals and entertainment                                     .1            1.4            5.2
                                                                -----------    -----------     ----------

             Income tax provision                                        --           (2.9)%         27.7%
                                                                ===========    ===========     ==========

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE I - INCOME TAXES - Continued

    Significant components of the Company's deferred tax assets at July 31 are as follows:

                                                           1999          1998
                                                       ------------  ----------
             Assets:
                      Net operating loss carryforward  $     92,941  $   20,835
                      Allowance for doubtful accounts         1,192       7,867
                      Accumulated depreciation               18,006       4,650
                      State taxes                             6,816       2,434
                                                       ------------  ----------

             Total deferred tax asset                       118,955      35,786
             Valuation allowance                           (118,955)    (35,786)
                                                       ------------  ----------

             Net deferred tax asset                    $         --  $       --
                                                       ============  ==========

    Management periodically reviews the expected realization of the Company's deferred tax assets and records a valuation allowance, as appropriate, when existing conditions impact the probability of ultimate realization of the deferred tax asset. Due to the Company's recurring losses before income taxes, management believes it is more likely than not that the Company will not realize the net deferred tax asset. Accordingly, the Company has recorded a valuation allowance to reflect the uncertainties associated with the ultimate realization of the deferred tax assets.


NOTE J - LEASE COMMITMENTS

    The Company has entered into non-cancellable operating leases for certain office equipment and a vehicle. In addition, the Company's office premises are leased on a month-to-month basis, which is cancellable by either party. Rent expense for the years ended July 31, 1999, 1998 and 1997 was $44,031, $49,439 and $66,748, respectively.

    The minimum annual payments under noncancellable operating lease agreements as of July 31, 1999 are summarized as follows:

                      Year ending July 31,
                      --------------------

                              2000                                   $   14,000
                              2001                                        1,000
                                                                     ----------
                                                                     $   15,000
                                                                     ==========

                               Image Network, Inc.

                          July 31, 1999, 1998 and 1997


NOTE K- MAJOR CUSTOMERS

    During the year ended July 31, 1997, sales to three customers accounted for 12%, 11%, and 11% of total revenue. During the year ended July 31, 1998, sales to one customer accounted for 23% of total revenue. During the year ended July 31, 1999, sales to two customers accounted for 15% and 10% of total revenue.


NOTE L- SUBSEQUENT EVENTS

    On August 31, 1999, the Company borrowed $150,000 from the stockholder to be collateralized by substantially all of the assets of the Company.

    On November 23, 1999, the Company's stockholder agreed to exchange all of the outstanding shares of the Company's common stock for shares of eMarketplace, Inc. (a publicly traded company) and shares of TopTeam, Inc., a subsidiary of eMarketplace, Inc. As a result of this transaction, the Company became a wholly-owned subsidiary of TopTeam, Inc.